Exhibit 5.1

January 22, 2010

MF Global Holdings Ltd.

717 Fifth Avenue

New York, New York 10022

Ladies and Gentlemen:

We are acting as special Delaware counsel to MF Global Holdings Ltd., a Delaware corporation (the “Company”), and, prior to domesticating to the State of Delaware (the “Domestication”), formerly incorporated and existing under the laws of Bermuda under the name MF Global Ltd. (“MFG Bermuda”), in connection with, and have been requested to furnish this opinion to you in connection with, the Domestication. The Domestication was effected pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), 8 Del. C. § 388 (“Section 388”), by filing a certificate of corporate domestication and a certificate of incorporation in respect of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i) the certificate of incorporation of the Company as filed with the Secretary of State on January 4, 2010 (the “Certificate of Incorporation”);

(ii) the certificate of corporate domestication of the Company as filed with the Secretary of State on January 4, 2010 (the “Certificate of Domestication”); and

(iii) the by-laws of the Company as adopted on December 10, 2009 (the “By-Laws”).

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of the officers and other persons and entities signing any of the documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) that the copies of the documents furnished for our review conform to the originals thereof; and (d) that the copies of the documents submitted to us for our review have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not

MF Global Holdings Ltd.

January 22, 2010

reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

(1) that immediately prior to the Domestication, MFG Bermuda was duly organized, validly existing and in good standing under the laws of Bermuda;

(2) that, at all times relevant for purposes of rendering our opinions as expressed herein MFG Bermuda had the full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 of the General Corporation Law;

(3) that, at all times relevant for purposes of rendering our opinions as expressed herein, the laws of Bermuda permitted MFG Bermuda to domesticate in the State of Delaware pursuant to Section 388 of the General Corporation Law;

(4) that the domestication of MFG Bermuda in the State of Delaware pursuant to Section 388 of the General Corporation Law was duly authorized by MFG Bermuda; and

(5) that all necessary action was taken under the applicable laws of Bermuda to authorize and permit MFG Bermuda to domesticate in the State of Delaware pursuant to Section 388 and any and all consents, approvals and authorizations from applicable Bermuda governmental authorities required to authorize and permit MFG Bermuda to domesticate in the State of Delaware pursuant to Section 388 were obtained.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that:

(1) Upon the filing of the Certificate of Domestication and the Certificate of Incorporation with the Secretary of State, MFG Bermuda was domesticated as a corporation in the State of Delaware and the issued and outstanding shares of common stock, $1.00 par value per share, 6% Cumulative Convertible Preference Shares, Series A, par value $1.00 per share, and 9.75% Non-Cumulative Convertible Preference Shares, Series B, $1.00 par value, of MFG Bermuda were converted by operation of law into an equivalent number of validly issued, fully paid and non-assessable shares of common stock, par value $1.00 per share, 6% Cumulative Convertible Preferred Stock, Series A, par value $1.00 per share, and 9.75% Non-Cumulative Convertible Preferred Stock, Series B, par value $1.00 per share, respectively, of the Company.

MF Global Holdings Ltd.

January 22, 2010

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

CSB/MRW